Exhibit 99.2

DATA DOMAIN, INC.

2421 Mission College Blvd.

Santa Clara, CA 95054

February 20, 2008

Peter J. Rukavina

[Address]

Dear Pete:

Data Domain, Inc. (the “Company”) is pleased to offer you employment on the following terms:

1. Position. Your initial title will be Senior Vice President, Operations. You will report to Frank Slootman, CEO and President. This is a full-time exempt position. By signing this letter agreement, you confirm to the Company that you have no contractual commitments or other legal obligations that would prohibit you from performing your duties for the Company. This offer of employment is contingent upon your execution of this offer of employment, your execution of the employee Proprietary Information and Inventions Agreement, a clearance of your background check and verification of your references.

2. Cash Compensation. The Company will pay you a starting semi-monthly salary of $9,166.67 (an equivalent of $220,000.00 annually), minus applicable state and federal withholdings, payable in accordance with the Company’s standard payroll schedule. This salary will be subject to adjustment pursuant to the Company’s employee compensation policies in effect from time to time. In addition, you will be eligible for an incentive bonus for each fiscal quarter of the Company. The bonus (if any) will be awarded based on objective or subjective criteria established by the Company’s Chief Executive Officer and approved by the Company’s Board of Directors. Your target annual bonus will be equal to $130,000.00 payable in quarterly increments of 25% of your annual target. Any bonus for the fiscal quarter in which your employment begins will be prorated, based on the number of days you are employed by the Company during that fiscal quarter. The bonus for a fiscal quarter will be paid after the Company’s books for that quarter have been closed and will be paid only if you are employed by the Company at the time of payment. The determination of the Company’s Board of Directors with respect to your bonus will be final and binding.

3. Employee Benefits. As a regular employee of the Company, you will be eligible to participate in a number of Company-sponsored benefits. In addition, you will be entitled to paid vacation in accordance with the Company’s vacation policy. Note: Benefits are effective on date of hire.

4. Stock. Subject to the approval of the Company’s Board of Directors, you will be granted an option to purchase 250,000 shares of the Company’s Common Stock (the “Option”). The exercise price per share will be equal to the fair market value per share on the date the Option is granted, and is subject to your continued employment on such date. The Option will be subject to the terms and conditions applicable to options granted under the Company’s 2007 Stock Plan (the “Plan”), as described in the Plan and the applicable Stock Option Agreement. You will vest in 20% of the option shares after 12 months of continuous service, and the balance will vest in equal monthly installments over the next 48 months of continuous service, as described in the applicable Stock Option Agreement.

In the event of your Involuntary Termination (as defined below) of employment or service within twelve (12) months following a Change in Control (as defined in the Plan) and provided that you (a) sign a general release of claims (in a form prescribed by the Company) of all known and unknown claims that you may then have against the Company or persons affiliated with the Company and (b) have returned all Company property, then you will vest in an additional 50% of any then unvested option shares and/or restricted shares, as applicable, including, but not limited to the Option, as of the date of the Involuntary Termination.

5. Severance Pay. If the Company terminates your employment for any reason other than Cause (as defined below) or Permanent Disability (as defined below), then the Company will continue to pay your base salary for a period of 3 months following the termination of your employment. Your base salary will be paid at the rate in effect at the time of the termination of your employment and in accordance with the Company’s standard payroll procedures. If you elect to continue your health insurance coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) following the termination of your employment, then the Company will pay the same portion of your monthly premium under COBRA as it pays for active employees until the earliest of (a) the close of the 3-month period following the termination of your employment, (b) the expiration of your continuation coverage under COBRA or (c) the date you become eligible for substantially equivalent health insurance coverage in connection with new employment.

However, this Section 5 will not apply unless you (a) sign a general release of claims (in a form prescribed by the Company) of all known and unknown claims that you may then have against the Company or persons affiliated with the Company and (b) have returned all Company property. Moreover, the amount of the salary continuation payments under this Section 5 will be reduced by the amount of any severance pay or pay in lieu of notice that you receive from the Company under a federal or state statute (including, without limitation, the WARN Act).

For purposes of this Section 5, termination of employment will be determined consistent with the rules relating to “separation from service” as defined in Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”). Your severance payments will in no event start before the earliest date permitted by Section 409A(a)(2). If the commencement of the severance payments must be delayed, as determined by the Company, then the deferred installments will be paid to you in a lump sum on the earliest practicable date permitted by Section 409A(a)(2).

6. Proprietary Information and Inventions Agreement. Like all Company employees, you will be required, as a condition of your employment with the Company, to sign the Company’s standard Proprietary Information and Inventions Agreement, a copy of which is attached hereto as Exhibit A.

7. Employment Relationship. Employment with the Company is for no specific period of time. Your employment with the Company will be “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause. Any contrary representations that may have been made to you are superseded by this offer. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and the Chief Executive Officer of the Company.

8. Outside Activities. While you render services to the Company, you agree that you will not engage in any other employment, consulting or other business activity without the prior written consent of the Company. While you render services to the Company, you also will not assist any person or entity in competing with the Company, in preparing to compete with the Company or in hiring any employees or consultants of the Company.

9. Withholding Taxes. All forms of compensation referred to in this letter agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law.

10. Entire Agreement. This letter agreement supersedes and replaces any prior agreements, representations or understandings, whether written, oral or implied, between you and the Company.

11. Additional Requirements. The Immigration Reform Control Act requires employers to verify eligibility of all personnel for employment in the United States. The Eligibility Verification Form (INS form I-9), will specify which documents you are required to produce to establish such eligibility. Please bring the required documentation with you when you report for work on your first day.

12. Definitions. The following terms have the meaning set forth below wherever they are used in this letter agreement:

“Cause” means (a) your unauthorized use or disclosure of the Company’s confidential information or trade secrets, which use or disclosure causes material harm to the Company (b) your material failure to comply with the Company’s written policies or rules, (c) your conviction of, or plea of “guilty” or “no contest” to, a felony under the laws of the United States or any State thereof, (d) your gross misconduct, (e) a continuing failure to perform your assigned duties after receiving written notification of such failure from the Board or (f) your failure to cooperate in good faith with a governmental or internal investigation of the Company or its directors, officers or employees, if the Company has requested your cooperation.

“Involuntary Termination” means the termination of your service by reason of (a) your involuntary discharge by the Company (or the Parent, Subsidiary or Affiliate employing you) for reasons other than Cause or (b) your voluntary resignation following (i) a change in your position that involves a material reduction in your level of responsibility and/or scope of authority, (ii) a reduction in base salary (other than a reduction generally applicable to other employees similarly-situated and in general the same proportion as for you) or (iii) receipt of notice that your principal workplace will be relocated more than 40 miles; for the purposes of clause (i) upon or after a Change in Control, a change in responsibility shall not be deemed to occur solely because you are part of a larger organization or because of a change in title (except for a change in the title of the Chief Executive Officer or the Chief Financial Officer).

“Permanent Disability” means that you are unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted, or can be expected to last, for a continuous period of not less than one year.

Pete, we are very excited about the possibility that you will accept our offer to join the Company. You may indicate your agreement with these terms and accept this offer by signing and dating both the enclosed duplicate original of this letter agreement and the enclosed Proprietary Information and Inventions Agreement and returning them to me. This offer, if not accepted, will expire at the close of business on February 25, 2008.

If you have any questions, please contact Cynthia Gomez, Human Resources and Staffing Coordinator at 408-980-4916.

Very truly yours,

DATA DOMAIN, INC.

/s/ Annie Chow
Annie Chow
Human Resources Director

I have read and accept this employment offer:

/s/ Pete Rukavina
Signature of Peter J. Rukavina

Dated: 2/22/2008

Start Date: 2/25/2008

Attachment

Exhibit A: Proprietary Information and Inventions Agreement

Please initial all pages and sign the last page.

Fax all pages to: Attention Cynthia Gomez

Confidential fax line: 408-986-4294